Exhibit 23.4

[American Appraisal China Limited Letterhead]

June 22, 2007

Mr. Liang Xu

Chief Financial Officer

China Digital TV Holding Co., Ltd.

Jingmeng High-Tech Building B, 4/F

No. 5 Shangdi East Road,

Haidian District, Beijing 100085

People’s Republic of China

Subject: WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

Dear Mr. Xu:

We hereby consent to the references to our name and our final appraisal reports, dated January 2, 2007 and addressed to the board of directors of China Digital TV Technology Co., Ltd., and to the references to our valuation methodologies, assumptions and conclusions associated with such report, in the Registration Statement on Form F-1 of China Digital TV Holding Co., Ltd. and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder (the “Act”); nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ American Appraisal China Limited
AMERICAN APPRAISAL CHINA LIMITED